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                                                                      Exhibit 12

                         MARRIOTT INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         ($ in millions, except ratio)

                                                                Fifty-two                Fiscal Year Ended
                                                               weeks ended        -------------------------------
                                                            December 29, 2000     1999     1998     1997     1996
                                                            -----------------     ----     ----     ----     ----
Income before income taxes                                       $  757           $637     $632     $531     $435
Loss/(income) related to equity method investees                      6             (3)       8        8        4
                                                                 ------           ----     ----     ----     ----
                                                                    763            634      640      539      439

Add/(deduct):
       Fixed charges                                                209            152      103       85       89
       Interest capitalized                                         (52)           (33)     (21)     (16)      (9)
       Distributed income of equity method investees                  2              2        5        -        -
                                                                 ------           ----     ----     ----     ----
Earnings available for fixed charges                             $  922           $755     $727     $608     $519
                                                                 ======           ====     ====     ====     ====
Fixed charges:
       Interest expensed and capitalized (1)                     $  152           $ 94     $ 51     $ 38     $ 46
       Estimate of the interest within rent expense                  57             58       52       47       42
       Shares of interest expense of certain equity
         method investees                                             -              -        -        -        1
                                                                 ------           ----     ----     ----     ----
Total fixed charges                                              $  209           $152     $103     $ 85     $ 89
                                                                 ======           ====     ====     ====     ====

                                                                 ------           ----     ----     ----     ----
Ratio of earnings to fixed charges                                  4.4            5.0      7.1      7.2      5.6
                                                                 ======           ====     ====     ====     ====

(1) "Interest expensed and capitalized" includes amortized premiums, discounts and capitalized expenses related to indebtedness.